Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2017, relating to the financial statements of Intellia Therapeutics, Inc., appearing in the Annual Report on Form 10-K of Intellia Therapeutics, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 5, 2017